Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Monday, May 11, 2009
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS FIRST QUARTER 2009 RESULTS

NORTHBROOK, IL – May 11, 2009 – KapStone Paper and Packaging Corporation (NASDAQ: KPPC) today reported results for the first quarter ended March 31, 2009.

•                  Net sales of $140.6 million, up 109 percent, versus prior year

•                  Net income of $11.1 million, up 54 percent, versus prior year

•                  EBITDA of $39.5 million, up 178 percent versus prior year

•                  Diluted EPS of $0.39, up 86 percent versus prior year

•                  Sale of dunnage bag business for $36.1 million and $17.4 million pre-tax gain

•                  Alternative fuel mixture tax incentive of $23.9 million generated for the quarter of which $5.4 million was recognized in earnings and $18.5 million deferred in inventory

Roger W. Stone, Chairman and Chief Executive Officer, stated, “Our financial results for the quarter were strong benefiting from the sale of the dunnage bag business and our credits earned for the alternative fuel mixture tax incentive.  The extremely difficult global economic conditions challenged us with the lowest continuing industry operating rates that I have ever experienced.  While the industry has done a remarkable job of balancing supply with demand, lower demand is now negatively impacting our prices.  We reduced the costs we could control and took advantage of an opportunity to lower our debt and focus on our core business by selling our dunnage bag business at an attractive price.”

First Quarter Operating Highlights

Due to the acquisition of the Charleston Kraft Division (Charleston) from MeadWestvaco Corporation (MWV) on July 1, 2008, a full quarter of Charleston’s operations are included for the three months ended March 31, 2009, resulting in significant changes in results over the prior year period.  On March 31, 2009, the Company sold its dunnage bag business to Illinois Tool Works Inc. (ITW) for $36.1 million resulting in a pre-tax gain of $17.4 million.

Consolidated net sales of $140.6 million in the first quarter of 2009 increased from $67.1 million for the 2008 first quarter, up 109 percent, due to $85.8 million of sales from the Charleston acquisition. Operating income of $26.2 million for the 2009 quarter increased by $14.6 million, or 125 percent compared to the 2008 quarter primarily due to a $17.4 million pre-tax gain on the sale of the dunnage bag business and a $5.4 million benefit from the alternative fuel mixture tax incentive. Although the alternative fuel tax credit generated in the quarter was $23.9 million, $18.5 million was deferred and included in our first-in first-out based finished goods inventory and will be recognized in earnings upon the sale of that inventory.  Operating income also benefited from the

Company’s mid-quarter implementation of cost curtailments and totaled approximately $3 million.  However, offsetting these gains were the impacts from the significant volume declines, inflation on raw materials and energy costs which, despite the recent declines, are still higher than the prior year period, increased bad debt expense, and higher corporate expenses primarily due to the Charleston acquisition.

Segment Results

Unbleached kraft segment sales increased to $129.5 million, an increase of $69.1 million, or 115 percent over 2008. The Charleston acquisition accounted for $80.7 million of the sales increase. Due to a lack of orders in the first quarter of 2009, the Company decided to run four of its five machines alternating downtime among the machines at the Charleston mill.  Therefore, the Company’s production was down from fourth quarter 2008 levels by 22 percent.  Our operating rate for the first quarter of 2009 was approximately 72%. Excluding the effect from the Charleston acquisition, sales were down on a volume decline of 20 percent, or $11.6 million, due to the very difficult economic environment. Average selling prices remained higher than the 2008 first quarter, but were down from the fourth quarter of 2008.

Operating income for the unbleached kraft segment was $15.5 million in the first quarter of 2009, a $0.9 million, or 6 percent increase, over the prior year. The $5.4 million alternative fuel mixture tax credit boosted operating income, but significant volume declines and a $2.4 million quarterly charge for the amortization of an intangible asset negatively impacted the results.   The amortization is recorded for an acquired coal contract with favorable prices valued at $14.1 million at the date of acquisition.  The contract and its related amortization expense will terminate December 31, 2009.

Excluding the Charleston acquisition, unbleached kraft segment operating income was down $1.7 million primarily due to lower volume, higher costs for raw materials and energy, and increased bad debt expense.  Partially offsetting these negative impacts were benefits from the alternative fuel tax credit.

Net sales for the all other segment, consisting of the dunnage bag business and the Summerville lumber mill (Summerville), totaled $12.0 million. Summerville was acquired as part of the Charleston acquisition from MWV.  Operating loss in the segment for the first quarter of 2009 was $0.8 million reflecting lower dunnage bag volume and low sales volumes and selling prices for Summerville mainly due to a continued slowdown in the number of new housing starts and lower consumer spending. As part of the dunnage bag business sale, the Company signed a long-term paper supply agreement with ITW.

Corporate expenses of $5.8 million for the first quarter of 2009 were $1.6 million higher than the comparable quarter in the prior year and reflected higher costs to support the Charleston acquisition, partially offset by lower compensation costs due to salary and benefit curtailments.

Interest expense of $4.9 million for the first quarter of 2009 increased by $4.2 million over the comparable quarter in 2008 and reflected the cost of the Company’s new senior secured credit facility. Beginning in January 2009 the Company has been locking into interest rates on a monthly basis.  In January, the Company reset the interest rate on the majority of its debt, or approximately $388 million of term loans, to 3.5 percent.  Amortization of debt issuance costs amounted to $0.8 million for the first quarter of 2009 compared to $0.1 million for the 2008 quarter and increased due to the higher financing costs for the senior secured credit facility established as part of the CKD acquisition.

The effective tax rate for the 2009 quarter was 45.0 percent compared to 36.8 percent for the 2008 quarter and reflects higher taxes for the gain on sale of the dunnage bag business and a lower expected benefit from the domestic manufacturing tax deduction.  The anticipated effective tax rate for the full year of 2009 is approximately 39 percent.

Cash Flow and Working Capital

Cash flow for the first quarter of 2009 reflects a $2.6 million outflow comprised of $3.6 million of cash used for operations, $27.3 million of cash provided by investing activities and $26.3 million of cash used for financing activities.  Total debt outstanding as of March 31, 2009 was $414.5 million, down $25.9 million from year end mainly due to cash proceeds generated from the sale of the dunnage bag business. The Company was in compliance with all debt covenants at March 31, 2009.

In January  2009 the Company received a $9.3 million federal tax refund. An additional tax refund of approximately $4.3 million is expected later in 2009.

At March 31, 2009, the Company had working capital of $70 million.

Alternative Fuel Tax Credit

The federal government has implemented an incentive program through the U.S. Internal Revenue Code that provides payments under certain circumstances for the use of alternative fuels and alternative fuel mixtures in lieu of fossil-based fuels.  The credit is based on the amount of alternative fuel contained in the mixture. KapStone qualifies for the alternative fuel mixtures tax credit because it uses a bio-fuel known as black liquor, which is a byproduct of its wood pulping process, to power its mills.

In March, the Company was notified that its registration as an alternative fuel mixer was approved by the Internal Revenue Service. The Company submitted refund claims totaling $23.9 million for the first quarter covering fuel used at its Charleston mill from January 29 through March 31 and for its Roanoke Rapids mill from February 14 through March 31.  On April 20, 2009, the Company received the $23.9 million refund.  The Company now files for refunds on a weekly basis which approximate $3.2 million to $3.6 million at current operating rates. The credit is currently scheduled to expire on December 31, 2009.  There can be no assurance that the federal incentive program for alternative fuel mixtures will continue in effect, and that its provisions will not be changed in a manner that would have a material adverse effect on KapStone’s future cash flows and results of operations.

Conclusion

In summary, Stone commented, “We are hopeful that the demand for our products bottomed out in the first quarter, and we are cautiously optimistic that there is some meaningful strengthening in demand. However, demand will have to increase significantly before we are in a position to resume normal operations for all five of our machines. We expect cash flow from operations to be sufficient to meet our obligations, particularly with the continued benefit from the alternative fuel mixture tax incentive. We are focused on maintaining strong cash flows and reducing our debt to ensure a healthy and profitable future.”

Conference Call

KapStone will host a conference call at 2 p.m. ET, Monday, May 11, 2009, to discuss the Company’s financial results for the 2009 first quarter.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 888.396.2369

International: 617.847.8710

Participant Passcode: 33888993

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

A replay of the webcast will be available for 30 days on the Company’s web site following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products, and linerboard.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC, and five chip mills in South Carolina.  The business employs approximately 1,550 people.

 Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA provides useful information to investors because it improves the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs and potential future contingent earn-out payments to International Paper Company.  A reconciliation of net income to EBITDA is included in the financial schedules contained in this press release.  However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as  “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the ability of KapStone to successfully integrate Charleston’s operations and employees and KapStone’s ability to realize anticipated synergies and cost savings; (2) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (3) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (4) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (5) the ability to achieve and effectively manage growth; (6) the ability to pay the Company’s debt obligations; (7) the ability to carry out the Company’s strategic initiatives and manage associated costs; and (8) the potential impact of changes to or a discontinuation before December 31, 2009 of the federal incentive program for alternative fuel mixtures.   Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)
	Quarter Ended March 31,		Variance
	2009	2008	%

Net sales	$140,584	$67,129	109.4%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	96,484	41,558	-132.2%
Freight and distribution	13,328	6,587	-102.3%
Selling, general and administrative expenses	8,557	4,930	-73.6%
Depreciation and amortization	13,609	2,593	-424.8%
Other operating income	232	184	26.1%
Gain on sale of business	17,399	—	—
Operating income	26,237	11,645	125.3%

Foreign exchange losses	298	—	—
Interest income	1	547	-99.8%
Interest expense	4,910	694	-607.5%
Amortization of debt issuance costs	823	59	-1294.9%
Income before provision for income taxes	20,207	11,439	76.7%
Provision for income taxes	9,095	4,209	-116.1%
Net income	$11,112	$7,230	53.7%

Net income per share:
Basic	$0.39	$0.29
Diluted	$0.39	$0.21

Weighted-average number of shares outstanding:
Basic	28,370,248	25,282,047
Diluted	28,480,055	34,557,324

Effective tax rate	45.0%	36.8%

OPERATING SEGMENT DATA

(In thousands)

			Fav / (Unfav)
	Quarter Ended March 31,		Variance
	2009	2008	%
Net sales
Unbleached kraft	$129,460	$60,360	114.5%
All other	12,023	$7,892	52.3%
Elimination of intersegment sales	(899)	(1,123)	-19.9%
Total net sales	$140,584	$67,129	109.4%

Operating income
Unbleached kraft	$15,482	$14,550	6.4%
All other	(837)	1,331	-162.9%
Gain on sale of business	17,399	—	—
Corporate	(5,807)	(4,236)	-37.1%
Total operating income	$26,237	$11,645	125.3%

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,520	$4,165
Trade accounts receivable, net	56,704	71,489
Other receivables	27,714	6,207
Inventories	79,256	89,692
Refundable and prepaid income taxes	2,921	14,145
Prepaid expenses and other current assets	4,255	1,748
Deferred income taxes	1,234	3,363
Total current assets	173,604	190,809

Plant, property and equipment, net	478,754	483,780
Restricted cash	2,500	—
Other assets	1,157	882
Intangible assets, net	36,202	45,195
Goodwill	5,461	6,524
Total assets	$697,678	$727,190

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and notes	$37,605	$40,556
Accounts payable	38,135	42,214
Accrued expenses	19,043	30,462
Accrued compensation costs	8,405	13,646
Total current liabilities	103,188	126,878

Long-term debt and notes, net	367,184	389,374
Pension and post retirement benefits	9,227	8,355
Deferred income taxes	19,874	15,951
Other liabilities	5,829	5,865
Total other liabilities	402,114	419,545

Stockholders’ equity:
Common stock $.0001 par value	3	3
Additional paid-in capital	132,712	132,206
Retained earnings	59,878	48,766
Accumulated other comprehensive loss	(217)	(208)
Total stockholders’ equity	192,376	180,767
Total liabilities and stockholders’ equity	$697,678	$727,190

KapStone Paper and Packaging Corporation

Consolidated Statement of Cash Flows and GAAP to Non-GAAP Reconciliation

(In thousands)

(unaudited)

	Quarter Ended March 31,
	2009	2008
Operating activities:
Net income	$11,112	$7,230
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	13,609	2,593
Stock based compensation expense	506	236
Amortization of debt issuance costs	823	59
Gain on sale of dunnage bag business	(17,399)	—
Loss on disposal of equipment	375	—
Deferred income taxes	7,165	1,411
Alternate fuel mixture tax credit receivable	(23,909)	—
Changes in operating assets and liabilities	4,124	(1,613)
Total cash (used in) / provided by operating activities	$(3,594)	$9,916

Investing activities:
CKD acquisition	$—	$(469)
Proceeds from sale of dunnage bag business	36,083	—
Capital expenditures	(6,323)	(2,301)
Restricted cash held in escrow	(2,500)	—
Total cash provided by / (used in) investing activities	$27,260	$(2,770)

Financing activities:
Proceeds from revolving credit facility	$37,900	$—
Repayments on revolving credit facility	(21,000)	—
Debt issuance costs	(405)	—
Repayments of long-term debt and notes	(42,806)	(3,539)
Proceeds from exercises of common stock warrants	—	18
Total cash (used in) / provided by financing activities	$(26,311)	$(3,521)

Net increase / (decrease) in cash and cash equivalents	(2,645)	3,625
Cash and cash equivalents-beginning of period	4,165	56,635
Cash and cash equivalents-end of period	$1,520	$60,260

GAAP to Non-GAAP Reconciliation
Net Income (GAAP) to EBITDA (Non-GAAP):
Net income (GAAP)	$11,112	$7,230
Interest income	(1)	(547)
Interest expense	4,910	694
Amortization of debt issuance costs	823	59
Provision for income taxes	9,095	4,209
Depreciation and amortization	13,609	2,593
EBITDA (Non-GAAP)	$39,548	$14,238